                                                                      EXHIBIT 11

                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

                 COMMUNITY PSYCHIATRIC CENTERS AND SUBSIDIARIES

                                              YEARS ENDED NOVEMBER 30,
                                        --------------------------------------
                                            1995         1994         1993
                                        ------------  ----------- ------------
Primary:
Average shares outstanding during the
 period................................   43,642,000   43,465,000   42,951,000
  (a) Stock options granted to
   employees and unpaid portion of
   shares issued to employees for
   exercise of stock options, based on
   the treasury-stock method using
   average market price................           **            *           **
                                        ------------  ----------- ------------
     TOTAL.............................   43,642,000   43,465,000   42,951,000
                                        ============  =========== ============
Net income (loss)...................... $(41,632,000) $10,220,000 $(24,892,000)
                                        ============  =========== ============
Earnings (loss) per share.............. $      (0.95) $      0.24 $      (0.58)
                                        ============  =========== ============
Fully diluted:
Average shares outstanding during the
 year..................................   43,642,000   43,465,000   42,951,000
  (a) Stock options granted to
   employees and unpaid portion of
   shares issued to employees for
   exercise of stock options, based on
   the treasury-stock method using the
   year-end market price, if higher
   than average market price...........           **            *           **
                                        ------------  ----------- ------------
     TOTAL.............................   43,642,000   43,465,000   42,951,000
                                        ============  =========== ============
Net income (loss)...................... $(41,632,000) $10,220,000 $(24,892,000)
                                        ============  =========== ============
Earnings (loss) per share.............. $      (0.95) $      0.24 $      (0.58)
                                        ============  =========== ============

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 * As the dilutive common stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the 1994 computation of earnings per share as shown in the Consolidated Statement of Operations and Five Year Summary of Selected Financial Data.

** The impact of stock options is excluded from earnings (loss) per share as the impact of stock equivalents is anti-dilutive.